Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-133187
March 27, 2007
Continental Airlines, Inc. (“Continental”)
(NYSE Symbol: CAL)
Continental is increasing the size of the 2007-1 EETC transaction in order to finance more aircraft. This free writing prospectus sets forth the corresponding material changes to Continental’s Preliminary Prospectus Supplement dated March 27, 2007 (the “Supplement”), relating to the Certificates referred to below, and should be read together with the Supplement and the accompanying Prospectus dated April 10, 2006. The information herein supersedes any inconsistent information set forth in the Supplement.

Aircraft to be Financed:	30 total Aircraft, consisting of 12 Boeing 737-824 and 18 Boeing 737-924ER aircraft, to be selected by Continental from the 39 aircraft described in the Supplement.

Aggregate Appraised Aircraft Value (1):		$1,568,874,300

Aggregate Face Amount:		$1,146,810,000

Initial Amount of Deposits:		$1,146,810,000

Securities:	Class A Pass Through Certificates, Series 2007-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2007-1 (“Class B Certificates”)	Class C Pass Through Certificates, Series 2007-1 (“Class C Certificates” and, together with the Class A Certificates and the Class B Certificates, the “Certificates”)

Face Amount:	$756,762,000	$221,850,000	$168,198,000

Initial LTV (cumulative) (1):	48.2%	62.4%	73.1%

Highest LTV (cumulative) (2):	48.9%	63.3%	73.9%

(1)	Determined as of April 19, 2009, the first Regular Distribution Date after all aircraft expected to be financed pursuant to the offering are scheduled to have been delivered.

(2)	See “Loan to Value Ratios” below.

Equipment Notes and the Aircraft
     The 30 Boeing aircraft to be financed pursuant to this offering will consist of 12 Boeing 737-824 aircraft and 18 Boeing 737-924ER aircraft. Such Boeing 737-824 and 737-924ER aircraft will be selected by Continental from among 15 Boeing 737-824 aircraft and 24 Boeing 737-924ER aircraft, respectively, which are scheduled for delivery from January 2008 to March 2009. See “Description of the Aircraft and the Appraisals—The Appraisals” in the Supplement for a description of the 39 aircraft from which Continental may select the 30 aircraft that may be financed with the proceeds of this offering. Set forth below is certain information about the Equipment Notes expected to be held in the Trusts and the aircraft expected to secure such Equipment Notes (assuming for purposes of the chart below that the first 12 Boeing 737-824 aircraft of the 15 Boeing 737-824 aircraft and the first 18 Boeing 737-924ER aircraft of the 24 Boeing 737-924ER aircraft from which Continental may choose are financed hereunder):

		Expected
	Expected	Manufacturer’s
	Registration	Serial	Scheduled Delivery	Principal Amount of	Appraised Base
Aircraft Type	Number	Number	Month	Equipment Notes	Value (1)

Boeing 737-824	N87507	31637	January 2008	$35,296,000	$48,900,000
Boeing 737-824	N76508	31638	February 2008	35,296,000	49,000,000
Boeing 737-824	N78509	31639	February 2008	35,296,000	49,000,000
Boeing 737-824	N77510	32828	April 2008	35,296,000	49,200,000
Boeing 737-824	N78511	33458	May 2008	35,296,000	49,300,000
Boeing 737-824	N87512	33459	May 2008	35,296,000	49,300,000
Boeing 737-824	N87513	31621	June 2008	35,296,000	49,400,000
Boeing 737-824	N76514	31626	July 2008	35,296,000	49,500,000
Boeing 737-824	N76515	37096	August 2008	35,296,000	49,600,000
Boeing 737-824	N76516	31623	August 2008	35,296,000	49,600,000
Boeing 737-824	N76517	31628	September 2008	35,296,000	49,700,000
Boeing 737-824	N77518	31605	November 2008	35,296,000	49,900,000

Boeing 737-924ER	N37413	31664	January 2008	40,181,000	55,810,000
Boeing 737-924ER	N47414	32827	January 2008	40,181,000	55,810,000
Boeing 737-924ER	N39415	32826	February 2008	40,181,000	55,909,000
Boeing 737-924ER	N39416	37093	February 2008	40,181,000	55,909,000
Boeing 737-924ER	N38417	31665	March 2008	40,181,000	56,000,000
Boeing 737-924ER	N39418	31666	March 2008	40,181,000	56,000,000
Boeing 737-924ER	N37419	33456	March 2008	40,181,000	56,000,000
Boeing 737-924ER	N37420	33457	April 2008	40,181,000	56,092,000
Boeing 737-924ER	N27421	37094	April 2008	40,181,000	56,092,000
Boeing 737-924ER	N37422	31620	May 2008	40,181,000	56,184,000
Boeing 737-924ER	N39423	32829	June 2008	40,181,000	56,273,000
Boeing 737-924ER	N38424	33460	June 2008	40,181,000	56,273,000
Boeing 737-924ER	N75425	37095	June 2008	40,181,000	56,273,000
Boeing 737-924ER	N75426	31622	July 2008	40,181,000	56,365,000
Boeing 737-924ER	N37427	37097	September 2008	40,181,000	56,550,000
Boeing 737-924ER	N75428	30130	October 2008	40,181,000	56,642,000
Boeing 737-924ER	N75429	31633	December 2008	40,181,000	56,825,000
Boeing 737-924ER	N77430	37098	December 2008	40,181,000	56,825,000

(1)	The appraised base value of each Aircraft set forth above is the lesser of the average and median values of such Aircraft as appraised by three independent appraisal and consulting firms, projected as of the scheduled delivery month of each Aircraft. These appraisals are based upon varying assumptions and methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals Are Only Estimates of Aircraft Value” in the Supplement. The appraised value of each of the other Boeing 737-824 and 737-924ER aircraft that Continental may choose to finance pursuant to this offering is equal to or higher than the appraised value of each of the Aircraft of the same model listed above. See “Description of the Aircraft and the Appraisals—The Appraisals” in the Supplement.

Loan to Aircraft Value Ratios
     The following table sets forth loan to Aircraft value ratios (“LTVs”) for each Class of Certificates as of April 19, 2009 (the first Regular Distribution Date that occurs after all Aircraft assumed to be financed in this Offering are scheduled to have been delivered) and each Regular Distribution Date thereafter. The LTVs for any Class of Certificates for the period prior to April 19, 2009 are not meaningful, since during such period all of the Equipment Notes expected to be acquired by the Trusts and the related Aircraft will not be included in the calculation. The table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisals and Realizable Value of Aircraft” in the Supplement.

	Assumed
	Aggregate	Outstanding Balance (2)			LTV(3)
Regular	Aircraft	Class A	Class B	Class C	Class A	Class B	Class C
Distribution Date	Value(1)	Certificates	Certificates	Certificates	Certificates	Certificates	Certificates
April 19, 2009	$1,568,874,300	$756,762,000	$221,850,000	$168,198,000	48.2%	62.4%	73.1%
October 19, 2009	1,551,289,440	756,762,000	221,850,000	168,198,000	48.8	63.1	73.9
April 19, 2010	1,520,747,340	743,360,009	219,920,115	148,867,500	48.9	63.3	73.1
October 19, 2010	1,503,162,480	729,988,736	217,919,896	129,737,849	48.6	63.1	71.7
April 19, 2011	1,472,620,380	716,666,409	215,870,732	110,793,416	48.7	63.3	70.8
October 19, 2011	1,455,035,520	703,393,027	213,772,623	92,010,996	48.3	63.0	69.4
April 19, 2012	1,424,493,420	690,168,590	211,625,569	73,372,415	48.5	63.3	68.5
October 19, 2012	1,406,908,560	676,993,099	209,429,569	54,863,067	48.1	63.0	66.9
April 19, 2013	1,376,366,460	663,866,552	207,184,625	36,470,967	48.2	63.3	65.9
October 19, 2013	1,358,781,600	650,788,951	204,890,735	18,186,105	47.9	63.0	64.3
April 19, 2014	1,328,239,500	637,760,295	202,547,899	0	48.0	63.3	N/A
October 19, 2014	1,310,654,640	624,780,585	200,156,119	0	47.7	62.9	N/A
April 19, 2015	1,280,112,540	611,849,820	197,715,393	0	47.8	63.2	N/A
October 19, 2015	1,262,527,680	598,131,283	162,055,583	0	47.4	60.2	N/A
April 19, 2016	1,231,985,580	584,494,081	133,176,207	0	47.4	58.3	N/A
October 19, 2016	1,214,400,720	570,938,213	109,511,844	0	47.0	56.0	N/A
April 19, 2017	1,183,858,620	557,463,679	89,915,632	0	47.1	54.7	N/A
October 19, 2017	1,166,273,760	544,070,480	73,533,539	0	46.7	53.0	N/A
April 19, 2018	1,135,731,660	530,758,614	59,720,179	0	46.7	52.0	N/A
October 19, 2018	1,118,146,800	517,528,083	47,981,302	0	46.3	50.6	N/A
April 19, 2019	1,087,604,700	504,378,887	37,933,787	0	46.4	49.9	N/A
October 19, 2019	1,070,019,840	489,783,518	29,277,349	0	45.8	48.5	N/A
April 19, 2020	1,039,477,740	459,459,463	21,774,225	0	44.2	46.3	N/A
October 19, 2020	1,021,892,880	392,590,109	15,234,387	0	38.4	39.9	N/A
April 19, 2021	991,350,780	271,590,366	9,504,638	0	27.4	28.4	N/A
October 19, 2021	973,765,920	113,669,889	4,460,485	0	11.7	12.1	N/A
April 19, 2022	943,223,820	0	0	0	N/A	N/A	N/A

(1)	We have assumed that the initial appraised value of each Aircraft, determined as described under “—Equipment Notes and the Aircraft” above, declines by approximately 3% per year after the delivery of such Aircraft. Other rates or methods of depreciation may result in materially different LTVs. We cannot assure you that the depreciation rate and method used for purposes of the table will occur or predict the actual future value of any Aircraft. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals Are Only Estimates of Aircraft Value” in the Supplement.

(2)	In calculating the outstanding balances of each Class of Certificates, we have assumed that the Trusts will acquire the Equipment Notes for all Aircraft. Outstanding balances as of each Distribution Date are shown after giving effect to distributions expected to be made on such distribution date.

(3)	The LTVs for each Class of Certificates were obtained for each Regular Distribution Date by dividing (i) the expected outstanding balance of such Class together with the expected outstanding balance of each other Class senior in right of payment to such Class after giving effect to the distributions expected to be made on such date, by (ii) the assumed value of all of the Aircraft on such date based on the assumptions described above. For the purposes of these calculations it has been assumed that the first 12 Boeing 737-824 aircraft of the 15 Boeing 737-824 aircraft and the first 18 Boeing 737-924ER aircraft of the 24 Boeing 737-924ER aircraft from which Continental may choose are financed hereunder. The outstanding balances and LTVs of each Class of Certificates will change if the Trusts do not acquire Equipment Notes with respect to all the Aircraft. The LTVs will change if the Trusts acquire Equipment Notes with respect to the other aircraft from which Continental may choose.

Assumed Amortization Schedule and resulting Pool Factors:
     The following table sets forth the expected aggregate principal amortization schedule for the Equipment Notes held in each Trust (the “Assumed Amortization Schedule”) and resulting Pool Factors with respect to such Trust. The scheduled distribution of principal payments for any Trust would be affected if Equipment Notes with respect to any Aircraft are not acquired by such Trust, if any Equipment Notes held in such Trust are redeemed or purchased or if a default in payment on such Equipment Notes occurs. Accordingly, the aggregate principal amortization schedule applicable to a Trust and the resulting Pool Factors may differ from those set forth in the following table.

	Class A		Class B		Class C
	Scheduled Principal	Expected	Scheduled Principal	Expected	Scheduled Principal	Expected
Date	Payments	Pool Factor	Payments	Pool Factor	Payments	Pool Factor
Issuance Date	$0.00	1.0000000	$0.00	1.0000000	$0.00	1.0000000
October 19, 2007	0.00	1.0000000	0.00	1.0000000	0.00	1.0000000
April 19, 2008	0.00	1.0000000	0.00	1.0000000	0.00	1.0000000
October 19, 2008	0.00	1.0000000	0.00	1.0000000	0.00	1.0000000
April 19, 2009	0.00	1.0000000	0.00	1.0000000	0.00	1.0000000
October 19, 2009	0.00	1.0000000	0.00	1.0000000	0.00	1.0000000
April 19, 2010	13,401,991.20	0.9822903	1,929,885.06	0.9913009	19,330,499.86	0.8850730
October 19, 2010	13,371,272.52	0.9646213	2,000,218.62	0.9822849	19,129,651.62	0.7713400
April 19, 2011	13,322,327.28	0.9470169	2,049,163.86	0.9730482	18,944,432.59	0.6587083
October 19, 2011	13,273,382.04	0.9294772	2,098,109.10	0.9635908	18,782,420.28	0.5470398
April 19, 2012	13,224,436.68	0.9120022	2,147,054.34	0.9539129	18,638,581.14	0.4362264
October 19, 2012	13,175,491.56	0.8945918	2,195,999.58	0.9440143	18,509,347.26	0.3261814
April 19, 2013	13,126,546.32	0.8772462	2,244,944.82	0.9338951	18,392,100.35	0.2168335
October 19, 2013	13,077,601.08	0.8599652	2,293,890.06	0.9235553	18,284,862.24	0.1081232
April 19, 2014	13,028,655.84	0.8427488	2,342,835.30	0.9129948	18,186,104.66	0.0000000
October 19, 2014	12,979,710.60	0.8255972	2,391,780.54	0.9022137	0.00	0.0000000
April 19, 2015	12,930,765.36	0.8085102	2,440,725.78	0.8912120	0.00	0.0000000
October 19, 2015	13,718,536.50	0.7903823	35,659,809.66	0.7304737	0.00	0.0000000
April 19, 2016	13,637,202.24	0.7723618	28,879,376.22	0.6002984	0.00	0.0000000
October 19, 2016	13,555,867.98	0.7544488	23,664,362.88	0.4936301	0.00	0.0000000
April 19, 2017	13,474,533.72	0.7366433	19,596,212.16	0.4052992	0.00	0.0000000
October 19, 2017	13,393,199.46	0.7189453	16,382,093.22	0.3314561	0.00	0.0000000
April 19, 2018	13,311,865.20	0.7013547	13,813,360.26	0.2691917	0.00	0.0000000
October 19, 2018	13,230,530.94	0.6838717	11,738,876.94	0.2162781	0.00	0.0000000
April 19, 2019	13,149,196.68	0.6664961	10,047,514.62	0.1709884	0.00	0.0000000
October 19, 2019	14,595,369.06	0.6472094	8,656,437.54	0.1319691	0.00	0.0000000
April 19, 2020	30,324,055.14	0.6071387	7,503,123.96	0.0981484	0.00	0.0000000
October 19, 2020	66,869,353.62	0.5187762	6,539,838.78	0.0686698	0.00	0.0000000
April 19, 2021	120,999,742.86	0.3588848	5,729,748.84	0.0428426	0.00	0.0000000
October 19, 2021	157,920,477.48	0.1502056	5,044,153.02	0.0201059	0.00	0.0000000
April 19, 2022	113,669,888.64	0.0000000	4,460,484.84	0.0000000	0.00	0.0000000
Additional Information
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free 1-866-718-1649 (institutional investors)